EXHIBIT 99.1

STEPAN EXPECTS TO REPORT A FOURTH QUARTER LOSS

Stepan Company (NYSE: SCL) today announced that it expects to report a net loss in the range of $3.5 million to $4.0 million for the quarter ended December 31, 2003.

The fourth quarter loss includes the following after-tax expense and charges:

•	Deferred compensation expense of $1.4 million, as a result of appreciation in Stepan Company stock and mutual funds held for the deferred compensation plan,

•	A non-cash asset impairment charge of $1.1 million for assets that were idled and impaired at the Company’s Millsdale (Joliet, Illinois) plant site, which represents a very small portion of the plant’s production capacity, and

•	Employee severance charges of $0.7 million from a five percent U.S. workforce reduction implemented through downsizing and attrition.

“Business conditions, particularly within our surfactant group, remain slower than anticipated and margins continue to be under pressure from higher raw material costs. We believe we will improve operating results through continued cost containment and capitalizing on new business opportunities,” commented F. Quinn Stepan, Chairman and Chief Executive Officer.

As a result of the quarterly loss, the Company expects to be out of compliance with certain covenants of its U.S. loan agreements and is in discussion with its lenders to obtain a waiver of the noncompliance.

Stepan Company expects to report earnings for the fourth quarter and full year 2003 results on February 11, 2004.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: James E. Hurlbutt, (847) 446-7500.

2